UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2020

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-37599	98-1268150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

+44 20 33250660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Ordinary Shares - £1.00 par value per share	LIVN	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On December 2, 2020, the Board of Directors (the “Board”) of Livanova PLC (the “Company” or “LivaNova”) appointed Todd Schermerhorn to the Board, effective December 3, 2020. Upon Hugh Morrison’s retirement, as described below, Mr. Schermerhorn will become Chair of the Audit and Compliance Committee. As a result, the LivaNova Board will temporarily expand to a total of 11 directors until Mr. Morrison’s retirement, at which point it will return to 10 directors.

Mr. Schermerhorn has 35 years of experience in global healthcare, including 27 years at C.R. Bard Inc. where he held various positions of increasing responsibility on the finance team, which culminated with his nine-year tenure as Chief Financial Officer. He was a Director of Thoratec Corporation and The Spectranetics Corporation, and currently serves on the boards of Metabolon Inc. and The Travelers Companies Inc., where he is the Independent Lead Director and chairs its Risk Committee.

Consistent with the Company’s other non-employee directors, Mr. Schermerhorn is expected to participate in the Company’s Director Compensation Policy (the “Policy”). In connection with this appointment and pursuant to the Policy, Mr. Schermerhorn will receive an annual board retainer fee of $110,000 in addition to an annual service based restricted stock award grant with a fair market value of $110,000, prorated.

There is no arrangement or understanding between Mr. Schermerhorn and any other person pursuant to which Mr. Schermerhorn was selected as a Director. Mr. Schermerhorn is not, and has not been since January 1, 2019, a participant in any transaction involving the Company, and Mr. Schermerhorn is not a participant in any proposed transaction with the Company, in each case, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Retirement of Director

In addition, Hugh Morrison, Board Director and Chair of the Audit and Compliance Committee, indicated on December 2, 2020 that he will not stand for re-election at the LivaNova 2021 Annual General Meeting of Shareholders (“2021 AGM”) and will retire after five years of service on the Board, and nine years of service on the Board of Cyberonics, Inc. prior to the merger with Sorin S.p.A. to form LivaNova. As mentioned above, upon Mr. Morrison’s retirement, Mr. Schermerhorn will become Chair of the Audit and Compliance Committee. Mr. Morrison’s retirement is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Events

The Company also announced that Daniel Moore will rotate from the role of Board Chair, effective as of the 2021 AGM. Mr. Moore will remain a Director. William Kozy, who currently serves on the Nominating and Corporate Governance Committee, will succeed Mr. Moore as Chair at that time. Mr. Kozy joined the LivaNova Board in 2018 and also serves on the board of Cooper Companies, Inc. He previously served as Executive Vice President and Chief Operating Officer of Becton, Dickinson and Company, a global medical technology company, until his retirement in 2016.

In addition, LivaNova announced that Dr. Arthur Rosenthal will rotate from the role of Chair of the Compensation Committee following the 2021 AGM. Dr. Rosenthal will remain a Director. Stacy Enxing Seng, who currently serves on the Compensation Committee, will assume the Chair role at that time. Ms. Enxing Seng joined the Board in 2019 and is also a Director of Sonova Holding AG and Hill-Rom Holdings, Inc. She serves as a Venture Partner with Lightstone Ventures, a venture capital group focused on medical technology and biotechnology-related investments.

These Board leadership changes are pursuant to recently revised provisions in the Company’s Corporate Governance Guidelines, which provide that the Board will consider rotation of the Chair of the Board and Committee Chairs after a Chair has served for approximately five successive years after balancing the benefits of rotation against the benefits of continuity, experience, and expense.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description

99.1	Press Release of LivaNova PLC dated December 7, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: December 7, 2020	By:/s/ Keyna Skeffington
Name: Keyna Skeffington
Title: Senior Vice President & General Counsel

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